Braintech Adds Two US Directors to Board - New Directors to Chair Audit and Governance Committees-

Vancouver, BC - August 29, 2005 - Braintech, Inc. (OTCBB: BRHI), a leading provider of vision guided robotic ("VGR") software solutions, announced today that Richard M. Torre of California and Dr. Drew Miller of Nebraska have joined Braintech's Board of Directors.

Owen Jones, Braintech's CEO states, "Braintech shareholders are very fortunate to have these two individuals with their extensive business backgrounds join our company as independent directors. Each brings strong financial and business expertise that will help the Board guide Braintech through its initial growth phase. I'm very pleased that both Dick and Drew have consented to act as Directors and look forward to drawing on their expertise and experiences to achieve our objectives."

Following are brief resumes of each Director:

Richard M Torre has over 30 years of diversified national and international finance and business experience in New York, Dallas, Los Angeles and Montreal, specializing in mergers and acquisitions, corporate finance and investment advisory services. Mr. Torre is an active board member for a variety of public and private firms and civic organizations. Presently he is Chairman of Signature Eyewear Inc (OTCBB) and The Hydrogen Fund as well as Vice-Chairman of JLM Foodservices Inc. He is also President of MMT Investors Inc., Managing Partner of Dauntless Capital Partners, LLC, and a member of the Boards of both Airecomm Wireless Inc and Cosco Inc. He has completed terms as Vice-Chairman of Pacific Mercantile Bank (NASDAQ) and as Chairman of Exceed Capital Holdings (CDNX). He is the former Chairman of the highly regarded Forum for Corporate Directors and is currently a member of the Executive Board of the Graduate School of Management at the University of California, Irvine. Additionally he is a member of the Association for Corporate Growth and the Southern California Investors Association. Mr. Torre's corporate career began with Mill Factors Corp. and subsequently included Philadelphia National Bank / Congress Financial and Bank of Virginia in their New York and Montreal subsidiaries. Subsequently he served as senior Vice-President of Heller Financial in Los Angeles, responsible for the firm's factoring and asset based lending on the West Coast, the Orient and Australia. He has been a guest lecturer at Pepperdine University, the US Naval Institute, City College of New York, Woodbury University, the New York Institute of Credit (it's former President) and Melbourne University on a diverse range of topics, principally business finance and strategy and tactics of the Pacific War 1937-1945. Particularly notable has been his commitment to the establishment of the USS Missouri as a National Monument at Pearl Harbor and his support of the National World War II Memorial, Washington D.C. which was commissioned as a National Monument on May 29, 2004.

Mr. Torre will be appointed as Chairman of Braintech's Corporate Governance Committee and will assist with financing and the development of corporate strategy.

Dr. Drew Miller has been the President of Heartland Consulting Group since 1994. He serves on the Board of Directors and Audit Committee of Signature Eyewear Inc (OTC). In past positions he served as President of Financial Continuum, a financial planning firm; Vice President of Planning and Development at Securities America, one of the largest independent broker-dealers in the United States; and President of Global Vantage Securities, an investment banking firm. Dr. Miller is a Certified Management Accountant, Certified Mergers and Acquisitions Advisor, Certified Financial Planner and a Certified Government Financial Manager. Dr. Miller began his business career at ConAgra Inc in their Corporate Planning and Development department after serving as an Air Force intelligence officer. Dr. Miller served in the Pentagon in the Senior Executive Service, and continues to pursue defense analysis work as a consultant with the Institute for Defense Analyses and a Colonel in the USAF Reserve. Dr. Miller is a summa cum laude graduate of the U.S. Air Force Academy, and received an academic scholarship to Harvard University's Kennedy School of Government where he earned a Masters Degree and PhD in Public Policy. He currently serves as a member of the University Of Nebraska Board Of Regents.

Dr. Miller will be appointed as Chairman of Braintech's Audit Committee and will assist with the company's development of new business opportunities in the government and defense industries.

About Braintech (OTCBB:  BRHI) - For more information, visit www.braintech.com.

Statements in this document that are not purely historical are forward-looking statements and reflect the current views of management with respect to future events and are subject certain risks, uncertainties and assumptions.  It is important to note that the Company's actual results could differ materially from those in such forward-looking statements.  Factors that could cause actual results to differ materially include risks and uncertainties such as technical difficulties in developing the products; competition from other suppliers of similar products; pricing that may not be acceptable to potential markets; and many other known and unknown factors.  Readers should also refer to the risk disclosures outlined in the Company's 10-KSB and 10-QSB Forms filed from time to time with the SEC.

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Contact:

Jennifer Summers

Braintech Inc.

#102 - 930 W 1st Street

Vancouver BC V7P 3N4

604-988-6440 x 202

jsummers@braintech.com